PRESS RELEASE

Finjan Holdings Provides Litigation Update: June Markman Hearing Dates Set for Proofpoint and Symantec

E. PALO ALTO, CA June 9, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today released an update on its subsidiary Finjan, Inc.’s lawsuits against Proofpoint, Inc. and Symantec Corporation.  Both cases are pending in the Northern District of California and have Markman Hearings scheduled in June. The Markman Hearing in the Proofpoint case is set for June 24 and the Markman Hearing for the Symantec case is set for June 29.

Finjan filed a patent infringement lawsuit against Proofpoint on December 16, 2013 (3:13-cv-05808-HSG (CAND)). The Proofpoint matter is before the Honorable Haywood S. Gilliam of the U.S. District Court for the Northern District of California. Finjan asserts that Proofpoint is infringing eight of its U.S. Patent Nos.: 6,154,844; 7,058,822; 7,613,918; 7,647,633; 7,975,305; 8,079,086; 8,141,154; and 8,225,408, which cover Endpoint and Network Security technologies. The Proofpoint Claim Construction or "Markman" Hearing is set for June 24, 2015, at 10 a.m. (PT).

Separately, Finjan filed a patent infringement lawsuit against Symantec on July 1, 2014 (3:14-cv-02998-HSG (CAND)) which is also before Judge Gilliam. Finjan asserts that Symantec is infringing eight of its US Patent Nos.: 6,154,844; 7,613,926; 7,756,996; 7,757,289; 7,930,299; 8,015,182; 8,141,154; and 8,677,494, which cover Network Security, Search Engine, and Endpoint technologies. The Symantec Markman Hearing is set for June 29, 2015, at 1 p.m. (PT).

The Markman hearing is an important pre-trial event in a patent lawsuit, wherein the Court will interpret certain disputed claim terms (aka claim elements) in the asserted Finjan patent claims, after consideration of the parties' evidence. As previously reported in its suits against Blue Coat Systems and Sophos Ltd., Finjan has received favorable claim constructions in support of their infringement assertions in those matters.

“Consistent with our Best Practices, we will continue to present our patent infringement claims credibly and convincingly to establish their merits for the Court,” said Julie Mar-Spinola, Chief IP Officer and VP, Legal Operations. Finjan established a set of Licensing Best Practices in 2014 to outline the principles by which it operates and to call upon the intellectual property industry to adopt practices that foster and support technological advancements, investments in innovation, and job creation.

In addition to its patent infringement suits against Proofpoint, Symantec, Blue Coat Systems, and Sophos, Finjan has also filed patent infringement lawsuits against FireEye, Inc. and Palo Alto Networks, Inc. relating to various patents in the Finjan portfolio. The Company will provide timely updates of important events relating to these matters on an ongoing basis.

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans, and other online threats. To date, Finjan has successfully licensed its intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

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Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com

Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.